EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-114283, 333-118746, 333-124105, 333-125423, and 333-126821) of Ashford Hospitality Trust, Inc. of our report dated August 12, 2005, with respect to the balance sheets of RST4 Tenant, LLC as of August 6, 2004, January 2, 2004, and January 3, 2003, and the related statements of operations, cash flows, and member’s capital for the period January 3, 2004 through August 6, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003 included in this current report on Form 8-K/A dated August 30, 2005, of Ashford Hospitality Trust, Inc.
/s/ Ernst & Young LLP
McLean, Virginia
August 22, 2005